Exhibit 99.1

TELEDYNE TECHNOLOGIES INCORPORATED EMPLOYEE STOCK PURCHASE PLAN (THE STOCK ADVANTAGE)

1.    Purpose

The Teledyne Technologies Incorporated Employee Stock Purchase Plan, also known as The Stock Advantage (the “Plan”), is intended to provide Eligible Employees (defined below) with an opportunity to purchase shares of Teledyne Technologies Incorporated Common Stock through payroll deductions supplemented by Company Contributions (defined below). The Plan is designed to provide for voluntary employee stock ownership in the Company. The Plan is not intended to comply with the provisions of Section 423 of the U.S. Internal Revenue Code of 1986, as amended, or any successor tax provision.

2.    Definitions

(a)    “Administrative Committee” shall mean the committee appointed by the Board of Directors from time to time to administer the Plan, consisting of individuals who may, but need not be, members of the Board of Directors.

(b)    “Applicable Law” shall mean the requirements relating to the administration of the Plan and equity-based awards under state corporate laws, United States federal and state securities laws, the United States Internal Revenue Code of 1986, and the applicable laws of any non-U.S. jurisdiction where the Plan is offered or will be offered.

(c)    “Board of Directors” shall mean the Board of Directors of the Company.

(d)    “Common Stock” shall mean shares of Common Stock of the Company, $0.01 par value per share.

(e)    “Company” shall mean Teledyne Technologies Incorporated, a Delaware corporation.

(f)    “Company Contribution” shall mean an amount paid by the Company (or applicable Subsidiary or Division) equal to 25% of the Participant’s Contribution.

(g)    “Compensation” shall mean the base salary received by an Employee as salary or wages from the Company, a Division or a Subsidiary. The Administrative Committee shall have discretion to determine the application of this definition for Participants outside the United States.

(h)    “Dividends” shall mean dividends or dividend equivalents paid with respect to shares of Common Stock.

(i)    “Division” shall mean any U.S. domestic or non-U.S. division of the Company or of any Subsidiary designated by the President of the Company or the Board of Directors to participate in the Plan.

(j)    “Eligible Employees” shall mean only those Employees who are eligible to participate in the Plan in accordance with the terms of Section 6.

(k)    “Employees” shall mean all persons who are employed by the Company, a Division or a Subsidiary and, in the case of U.S.-based employees, whose wages are subject to FICA.

(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)    “Human Resources Department” shall mean the department at the Company, Division or Subsidiary responsible for processing enrollment applications and change forms in connection with the Plan.

(n)    “Participant” shall mean any Eligible Employee who elects to participate in the Plan in accordance with the terms of the Plan.

(o)    “Participant Contribution” shall mean the payroll deduction withheld periodically from the Compensation of each Participant (or other forms of contribution from Compensation made by Participants in accordance with Applicable Law), which shall be credited to each Participant’s Share Account.

(p)    “Plan” shall mean the Teledyne Technologies Incorporated Employee Stock Purchase Plan, also known as The Stock Advantage, as amended herein and as may be further amended from time to time.

(q)    “Plan Administrator” shall mean any broker or other person, as those terms are used in the Exchange Act, selected by the Administrative Committee or the Board of Directors, from time to time to provide brokerage and other administrative services to the Plan.

(r)    “Price” shall mean either of the following:

(i) with respect to treasury shares or authorized but unissued shares purchased from the Company, the average of the closing sale prices per share of Common Stock quoted in The Wall Street Journal or successor journal for the last five trading days of the calendar month preceding the Purchase Date; or

(ii) with respect to issued and outstanding shares purchased on the open market, the average price per share of Common Stock paid by the Plan Administrator on such Purchase Date.

(s)    “Purchase Date” shall mean the business day or days, as the case may be, upon which shares are purchased on behalf of the Plan.

(t)    “Share Account” shall mean the account established and maintained for each Participant.

(u)    “Subsidiary” shall mean any domestic or non-U.S. corporation of which at least 50% of the combined voting power of all classes of stock is owned directly or indirectly by the Company and which is designated by the President of the Company or the Board of Directors to participate in the Plan.

3.    Shares subject to the Plan

Up to 1,000,000 shares of the Company’s common stock are available for purchase by Plan Participants under an equity compensation plan, subject to adjustment as provided herein. The Board of Directors has the authority to increase this amount if and when it becomes necessary to do so, subject to Applicable Laws, including stockholder approval requirements. Additional shares of the Company’s common stock are available for purchase under non-equity compensation plan provisions of the Plan.

In the event of any change affecting the number, class, value or terms of the Company’s outstanding shares of common stock by reason of a stock dividend, stock split, reverse stock split, reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination, exchange of shares or other corporate exchange, or any cash dividend or distribution to stockholders other than ordinary cash dividends, or any transaction similar to the foregoing, then the Board of Directors, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, class and/or kind of shares available for purchase under the Plan.

4.    Authority of Board of Directors

Subject to the provisions of the Plan, the Board of Directors shall have authority (i) to construe and interpret the Plan, (ii) to define the terms used therein, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to determine the eligibility of individuals to participate in the Plan, (v) to determine the duration of leaves of absence which may be granted to Participants without constituting a termination of their employment for the purposes of the Plan, (vi) to adopt rules, procedures, sub-plans and appendices relating to the operation and administration of the Plan as are necessary and appropriate under Applicable Laws, regulations and procedures to permit or facilitate participation in the Plan by Eligible Employees who are foreign nationals or employed or located outside the United States and (vii) to make all other determinations necessary or advisable regarding the Plan. Without limiting the generality of the foregoing, the Board of Directors is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Participant Contributions, making Participant Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Participant Contributions and Company Contributions, payment of interest, conversation of currency, obligations to pay payroll tax, determination of beneficiary designation requirements, tax withholding and remittance procedures and handing of stock certificates that vary with Applicable Laws and local requirements. To the extent not prohibited by Applicable Laws, all authority vested in the Board of Directors hereunder may be exercised by the Administrative Committee. Decisions of the Board of Directors or the Administrative Committee shall be final and binding on all parties who have an interest in the Plan and their legal representatives and beneficiaries. No member of the Board of Directors, its appointees or the Administrative Committee shall be liable for any action taken, or determination made, by the Board of Directors or the Administrative Committee in good faith.

5.    Plan Administrator

The Plan shall be administered by a Plan Administrator designated by the Administrative Committee or the Board of Directors to serve at its or their discretion. The Administrative Committee shall inform Participants of the name, address and telephone number of the Plan Administrator.

6.    Eligibility

Except as set forth in this Section 6 or as required by Applicable Law, an employee shall be eligible to participate in the Plan if he or she is employed by the Company, a Division or a Subsidiary to whom the Plan has been made available, on the one year anniversary of his or her hire date, except for Employees (i) under the age of majority in the applicable state or jurisdiction, or (ii) covered by a collective bargaining agreement, unless the agreement specifically provides that such employees are eligible to participate in the Plan.

Any Participant whose employment by the Company, a Division or a Subsidiary is terminated and is later rehired by the Company, a Division or a Subsidiary is eligible to become a Participant on the date he or she is rehired. An Employee who leaves the Company, a Division or a Subsidiary before fulfilling the eligibility requirements and later is rehired by the Company, a Division or a Subsidiary will receive credit for prior service in meeting the eligibility requirements set forth above.

No person may participate in the Plan if at the time of such participation, such person owns stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company or any Subsidiary.

No officer (as such term is defined under Rule 16a-1 of the Exchange Act) of the Company shall be eligible to participate in the Plan until such time that the Board of Directors authorizes such participation based on advice from counsel to the Company that the Plan meets the criteria of Rule 16b-3 of the Exchange Act.

7.    Enrollment in the Plan:

Participant Contributions

An Eligible Employee may become a Participant by completing enrollment online or by calling a toll-free number. In such application, the Eligible Employee shall authorize a Participant Contribution in whole-U.S. dollar amounts for each pay period, subject to the minimum and maximum contributions per bi-weekly pay period set forth below or such other amounts as determined by the Board of Directors from time to time, in its discretion:

Minimum	Maximum
10.00	184.00

If a Participant is paid in a currency other than U.S. dollars, the amount of the U.S. dollar Participant Contribution authorized by the Participant will be converted to applicable local currency using an exchange rate selected by the Company, in its sole discretion, and such amount (rounded down to the nearest whole dollar or equivalent foreign currency unit) will be withheld from the Participant’s Compensation in local currency in each pay period. Conversion of the Participant Contribution from applicable local currency to whole U.S. dollar amounts for the purchase of Shares will also be made using an exchange rate selected by the Company, in its sole discretion, and such amount may not be within the minimum and maximum contribution amounts set forth above in this Section 7 after such conversion of currency.

Except as set forth below, each Eligible Employee’s initial enrollment application shall be effective as soon as administratively feasible after the date upon which such enrollment is completed. Each Participant who completes the enrollment process during the calendar month in which the Company, Division or Subsidiary commences participation in the Plan will be effective as soon as administratively feasible after the date upon which enrollment is completed. If applicable, an Eligible Employee’s payroll deduction authorization will remain effective until revised or terminated as hereinafter provided.

Subject to any rules procedures, sub-plans or appendices relating to the operation and administration of the Plan as may be necessary or appropriate under Applicable Laws, Plan Participants may increase or decrease their Participant Contributions (in whole-dollar amounts, subject to the minimum and maximum limitations set forth above) by making such elections online or via toll-free number. Any such changes will be effective as soon as administratively feasible after the date the change is made. Plan Participants may stop payroll deductions, without terminating participation in the Plan, effective as soon as administratively feasible following a request.

Upon the termination of a Participant’s employment with the Company, a Division or a Subsidiary, the Participant may not make a Participant Contribution from lump-sum payments to him or her and no Company Contributions will be made with respect thereto.

Notwithstanding the foregoing, no change to payroll deductions shall become effective unless such change shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the securities laws of any state having appropriate jurisdiction, and the various rules and regulations promulgated thereunder, the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and any other Applicable Laws.

8.    Company Contribution

The Company shall contribute an amount equal to 25% of each Participant’s monthly Participant Contribution toward the purchase of shares of Common Stock. Such Company Contribution may be made in cash to purchase shares for the Participant’s account, or in treasury or authorized but unissued shares of Common Stock, or both.

If a Participant is paid in a currency other than U.S. dollars, the Company Contribution will be based on the amount of the Participant Contribution after conversion to local currency and will be applied and credited to the Participant’s account in local currency, unless otherwise determined by the Administrative Committee. Conversions from applicable local currency to U.S. dollars will be made using an exchange rate selected by the Company, in its sole discretion.

9.    Purchases Under the Plan: Participants’ Share Accounts

Subject to and in accordance with the terms of the Plan, each Plan Participant shall have the Participant Contribution withheld from his or her Compensation by payroll deduction, if permitted under Applicable Laws. The Company, the Divisions and the Subsidiaries shall accumulate on a calendar month basis and hold, without interest (unless the payment of interest is required by Applicable Laws) to the Participants, all Participant Contributions. As soon as practicable after the end of each month, the Company shall apply the sum of all Participant Contributions and Company Contributions for that month toward the purchase of shares of Common Stock on behalf of those Participants who have chosen to make Participant Contributions for such month.

The Company may elect to issue authorized but unissued shares, use treasury shares or instruct the Plan Administrator to purchase shares of Common Stock in the open market on the Purchase Date. If authorized but unissued shares, or treasury shares are issued, the price shall be determined as defined in Section 2(r) of the Plan. The Plan Administrator shall then allocate to the Share Account of each Participant the number of whole shares (or fractional interests in whole shares) of Common Stock purchased by the Plan Administrator under the Plan for such month, determined by dividing the sum of such Participant Contributions withheld during that month, plus the Company Contributions for such Employees for that month, by the Price of shares of Common Stock purchased under the Plan for that month.

A Participant may add other shares of Common Stock to his or her Share Account at any time by separate purchases arranged with the Plan Administrator, or by delivering other shares owned by such Participant to the Plan Administrator. The Company will pay the Plan Administrator’s fees on purchases made with Participant Contributions and Company Contributions and with dividends reinvested with respect to shares of the Company’s Common Stock purchased through the Plan. The Company will not pay fees or commissions with respect to independent purchases or any sales made by any Participants.

At the time of purchase, each Participant immediately acquires fully vested ownership of all shares of Common Stock and any fractional interest in shares purchased on his or her behalf. Each Share Account shall be held by the Plan Administrator in the appropriate Participant’s name. All shares of Common Stock will be registered in “street name” and will remain so registered until sale or transfer of the shares is requested.

Each Participant’s Share Account will be credited with all Dividends paid in respect of the full shares and any fractional interest in shares held in his or her account. Cash Dividends will be reinvested in the Common Stock as promptly as practicable following receipt thereof by the Plan Administrator unless the Participant instructs the Plan Administrator to the contrary. Stock Dividends and/or any stock splits with respect to the shares of Common Stock held in the Participant’s Share Account will be credited to the Share Account without charge.

10.    Disposition of Shares

A Participant may instruct the Plan Administrator to sell any or all of his or her shares allocable to his or her Share Account. Based on instruction from the Participant, upon such sale, the Plan Administrator will distribute the sale proceeds, less any applicable brokerage fees which are payable by the Participant. Such instructions to the Plan Administrator will not affect the Participant’s status as Participant.

11.     Share Account Statements

Each Participant will receive statements of his or her account at least quarterly, or more often at the discretion of the Board of Directors.

Such statements will serve as evidence of stock ownership and as the basis for tax records, and should be retained by the Participant as a permanent record. The relationship between the broker for the Plan Administrator and the Participant shall be a normal relationship of a broker and its client, and neither the Company, the Divisions, nor the Subsidiaries, shall assume any responsibility in this respect.

12.     Termination of Plan Participation

A Participant may terminate his or her participation in the Plan at any time by making an election to terminate online or by calling a toll-free number, subject to the rules and regulations of the Company and Applicable Law. Any such change will be effective as soon as administratively feasible following the completion of a request. A Participant’s participation in the Plan shall terminate automatically without notice upon death or other termination of employment by the Participant with the Company, a Division or a Subsidiary. Upon a Participant’s termination of participation in the Plan, the Participant’s Share Account shall be closed as set forth below.

Until the Plan Administrator shall have received written instructions from the Participant (or his or her beneficiary or estate, if properly designated under Applicable Law) upon termination of the Employee’s participation in the Plan, shares of Common Stock held by the Plan Administrator in the Participant’s Share Account shall, unless otherwise instructed, continue to be held by the Plan Administrator in accordance herewith. Upon receipt of appropriate written instructions from the

Participant (or his or her beneficiary or estate, if properly designated under Applicable Law), the Plan Administrator shall either cause any whole shares of the Common Stock credited to the Share Account of the Participant to be transferred in accordance with such instructions, or sell any whole shares of the Common Stock at the prevailing market price and deliver the proceeds, less the brokerage fees which are payable by the Participant, in accordance with the instructions of the Participant (or his or her beneficiary or estate). Any fractional interest in a share of Common Stock held in the Share Account will be sold by the Plan Administrator at the prevailing market price and the proceeds of sale thereon will be delivered by the Plan Administrator in accordance with the instructions of the Participant (or his or her beneficiary or estate).

13.     Voting Rights and Stockholder Communications

The Plan Administrator shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings and proxy statements. Participants shall also receive all other material distributed by the Company to its stockholders. The whole shares in each Participant’s Share Account shall be voted in accordance with the Participant’s signed proxy instructions duly delivered to the Plan Administrator, or otherwise, in accordance with rules applicable to stock listed on the New York Stock Exchange or, if the shares of Common Stock are not listed on such exchange, the successor principal national exchange on which the shares of Common Stock are listed.

14.     Rights Not Transferable

Rights under the Plan are exercisable only by the Participant during his or her lifetime and may not be assigned, transferred or encumbered by him or her prior to the withdrawal of shares of Common Stock from his or her Share Account. If a Participant attempts to assign, transfer or encumber any rights under the Plan prior to the withdrawal of shares of Common Stock from his or her Share Account, except through a sale consistent with the terms of the Plan, such attempt shall be void.

15.     Amendment or Termination of Plan

The Board of Directors may amend the Plan at any time, provided that, if stockholder approval is required pursuant to Applicable Law, then no such amendment will be effective unless approved by the Company’s stockholders within such time period as may be required. The Board may suspend the Plan or discontinue the Plan at any time, including shortening a monthly purchase period in connection with a spin-off or other similar corporate event. The Plan shall continue in effect until such time as it is terminated by the Board of Directors, which shall have the right to terminate the Plan at any time. If the Plan is terminated, unless otherwise determined by the Board of Directors, the entire amount of cash allocable to the Share Account of each Participant hereunder and not theretofore applied to the purchase of shares of Common Stock shall be refunded to each such Participant.

Without limiting the foregoing, the Board of Directors and/or the Administrative Committee will be entitled to adjust or change Purchase Dates, limit the frequency and/or number of changes in the amount of Participant Contributions, establish the exchange ratio applicable to the amounts withheld in U.S. Dollars or any other foreign currency, including establishing procedures for the selection of exchange ratios and conversion of currency, as applicable, permit adjustments to Participant Contributions in order to adjust for delays or mistakes in the Company’s processing of Participant Contributions, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with Participant Contribution amounts, and to establish such other limitations or procedures as the Board of Directors and/or the Administrative Committee determines in its sole discretion advisable that are consistent with the Plan.

16.     Miscellaneous

Nothing in the Plan shall be deemed to give any Participant hereunder any right of continued employment. If at any time the Company determines, in its sole discretion, that any listing, registration, or qualification of the Plan not already obtained is required by any securities exchange or under any U.S. state, federal or foreign law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the implementation or continuation of the Plan, the Company may discontinue the operation of the Plan unless such listing, registration, qualification, consent or approval shall be effected or obtained free of any conditions or with such conditions as are acceptable to the Board of Directors. The foregoing shall not be construed to limit in any way the discretion of the Company to discontinue or terminate the Plan under circumstances other than those enumerated above. The Plan shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any provisions with respect to conflict of laws. Any litigation arising from disputes in connection with the Plan shall be conducted in the courts of Ventura County, California, or the federal courts for the United States for the Central District of California, and no other courts.